First Trust Advisors L.P.

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

January 15, 2014

First Trust Portfolios L.P.

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re: The First Trust GNMA Reinvestment Income Trust
"GRIT" Series 120

Gentlemen:

We have examined the Registration Statement File No. 333-192942 for the above captioned fund. We hereby consent to the use in the Registration Statement of the references to First Trust Advisors L.P. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

FIRST TRUST ADVISORS L.P.

Elizabeth H. Bull

Senior Vice President